Exhibit 5.1

November 16, 2016

PRA Health Sciences, Inc.

4130 ParkLake Avenue, Suite 400

Raleigh, North Carolina 27612

Ladies and Gentlemen:

We have acted as counsel to PRA Health Sciences, Inc., a Delaware corporation (the “Company”), and to the Selling Stockholder (as defined below) in connection with the Registration Statement on Form S-3 (File No. 333-209883) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of Common Stock, par value $0.01 per share (“Common Stock”) of the Company.  This opinion relates to the sale by KKR PRA Investors L.P. (the “Selling Stockholder”), of an aggregate of 7,500,000 shares of Common Stock, par value $0.01 per share (the “Shares”) pursuant to an Underwriting Agreement, dated November 10, 2016 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and the Underwriter named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus dated March 2, 2016 (the “Base Prospectus”), as supplemented by the prospectus supplement dated November 10, 2016 (the “Final Prospectus Supplement” and,

together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Audited Consolidated Financial Statements of RPS Parent Holding Corp. and Subsidiaries and Research Pharmaceutical Services, Inc. and Subsidiaries (Successor and Predecessor) and Interim Unaudited Consolidated Financial Statements of RPS Parent Holding Corp. and Subsidiaries filed as Exhibit 99.1 to the Registration Statement; the form of share certificate representing Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement; the Amended and Restated Certificate of Incorporation of the Company; the Amended and Restated Bylaws of the Company; and the Underwriting Agreement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Selling Stockholder.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on November 16, 2016 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP